UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 25, 2026

MARQETA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40465	27-4306690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
180 Grand Avenue, 6th Floor
Oakland, California 94612
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (510) 671-5437
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MQ	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Product Officer

On August 25, 2026, Marqeta, Inc. (the “Company”) announced the appointment of Eugenia Gibbons as Chief Product Officer, effective August 31, 2026. In this role, Ms. Gibbons will lead the product organization.

Ms. Gibbons, age 53, will join Marqeta from Intuit where she has served as General Manager of the Consumer Money Business since April 2025. Prior to joining Intuit, Ms. Gibbons was at SoFi Technologies, Inc., which she joined in August 2018, where she served as Senior Vice President and Business Unit Leader for SoFi Money, establishing the Consumer Banking Business Unit. Prior to SoFi, Ms. Gibbons was the Global Head of Digital Sales and Customer Engagement at BBVA from January 2016 to July 2018, where she oversaw digital sales, marketing, and customer engagement initiatives. Earlier in her career, Ms. Gibbons spent several years at Bank of America where she held progressively senior leadership roles. She previously held roles as a Corporate Strategy and Research Consultant at Liberty Mutual Group, a Senior Consultant at Hexacta, and a Business Analyst at Accenture. Ms. Gibbons also served as a Board Member of Santander México, S.A., from May 2023 to July 2025. Ms. Gibbons holds a B.Sc. from Universidad Nacional de Rosario in Argentina and an M.B.A. from Harvard Business School.

There are no family relationships between Ms. Gibbons and any executive officer or director of the Company, there are no understandings or arrangements between Ms. Gibbons and any other person pursuant to which Ms. Gibbons was appointed as Chief Product Officer, and Ms. Gibbons has no transactions reportable under Item 404(a) of Regulation S-K.

Ms. Gibbons’ initial annual base salary as Chief Product Officer will be $475,000 and she will be eligible for an annual incentive bonus of 75% of her annual base salary, which currently would be governed by the Company’s existing Executive Bonus Plan. Ms. Gibbons will be granted a one-time discretionary sign-on bonus of $250,000 contingent on remaining employed by the Company for at least one year. She will be granted Restricted Stock Units (“RSUs”) having an approximate value of $8,075,000 that will vest over approximately three years as follows, provided she remains in continuous service through the applicable vesting date: (i) with respect to the first 1/3 of the RSUs, on the first quarterly “vesting date” occurring after the one-year anniversary of the vesting commencement date and (ii) with respect to an additional 1/12th of the RSUs, on each quarterly vesting date thereafter. She will be granted Performance Stock Units (“PSUs”) with an estimated value of $1,425,000 (“PSU Value”), where the PSU Value shall be converted into a number of PSUs by dividing the PSU Value by the average closing market price of one share of the Company’s Class A common stock for the twenty (20) consecutive trading day period ending on the last trading day prior to the Grant Date, rounded down to the nearest whole share. PSU grants are typically granted for the executive team in the 1st quarter of each year. The performance-based vesting terms that apply to the PSUs will be the same goals and targets that apply to each executive team member. The provisions of Ms. Gibbons RSUs and PSUs will otherwise be subject to the provisions of the Company’s standard forms and the Company’s 2021 Stock Option and Incentive Plan. Ms. Gibbons will be eligible for severance and change in control benefits under the Company’s Executive Severance Plan.

The foregoing description of the offer letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, a copy of which will be included as an exhibit to the Company’s future SEC filings.

A copy of the press release regarding this announcement is attached to this Form 8-K as Exhibit 99.1

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description
99.1	Press release issued by Marqeta, Inc., dated August 25, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARQETA, INC.
Date: August 25, 2026	/s/ Patti Kangwankij
Patti Kangwankij
Chief Financial Officer